News Release


Investor Contact:


Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-302-1620
Gail.Ferrari@unisys.com



UNISYS ANNOUNCES SECOND-QUARTER 2008 FINANCIAL RESULTS

COMPANY REPORTS $22.6 MILLION OPERATING PROFIT, SERVICES ORDERS GROWTH; CASH FLOW FROM OPERATIONS MORE THAN DOUBLES FROM YEAR AGO

BLUE BELL, Pa., July 23, 2008 - Unisys Corporation (NYSE: UIS) today reported that its second-quarter 2008 operating profit increased to $22.6 million compared with an operating profit of $2.5 million in the year-ago period. Revenue for the second quarter of 2008 declined 3 percent to $1.34 billion from $1.38 billion in the year-ago quarter. Foreign currency exchange rates had an approximately 4 percentage-point positive impact on revenue in the quarter.

"We continued to make important progress in the second quarter despite a difficult economic environment," said Unisys President and CEO Joseph W. McGrath. "Our cash flow from operations more than doubled from the year-ago quarter. Services orders continued to grow, although at a slower rate than in recent quarters. While our revenue was down in the quarter, primarily due to weakness in the financial services industry, we continued to grow and expand our strategic services programs, such as outsourcing, enterprise security, and open source services.

"Given the weak economic environment and the declining revenue in our non-strategic businesses, we will be placing additional focus on reducing costs in order to enhance our margins," McGrath said. "We also continue to explore portfolio rationalization and other actions to unlock value in the business and drive shareholder value."

Unisys reported a pretax loss of $10.4 million in the second quarter of 2008 compared with a pretax loss of $24.9 million in the second quarter of 2007. After taxes, the company reported a second-quarter 2008 net loss of $14.0 million, or diluted loss per share of 4 cents, compared with a net loss of $65.5 million, or a loss of 19 cents per share, in the year-ago period. The company's year-ago results included a net $24 million pre-tax cost reduction charge. The current year includes $8 million in pre-tax cost reduction-related charges. Pretax retirement-related expense in the second quarter of 2008 was $5.8 million compared with $24.5 million in the year-ago period.

SECOND-QUARTER COMPANY RESULTS
Services orders showed single-digit gains in the second quarter, driven by order gains for outsourcing. Services order backlog at June 30, 2008 was $7.17 billion, up 3 percent from $6.97 billion at March 31, 2008.

Revenue in the United States declined 3 percent in the quarter to $572 million. Revenue in international markets declined 2 percent to $768 million. The revenue declines in both regions primarily reflected sales declines in financial services. On a constant currency basis, international revenue declined 10 percent in the quarter.

The company's gross profit margin and operating profit margin in the second quarter of 2008 increased to 22.7 percent and 1.7 percent, respectively. These compared with gross and operating profit margins of 21.8 percent and 0.2 percent, respectively, in the second quarter of 2007.

SECOND-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude these items.

Customer revenue in the company's services segment declined 1 percent in the second quarter of 2008 compared with the year-ago period. The company reported revenue growth in outsourcing and in systems integration and consulting.
Growth in these areas was offset by revenue declines in infrastructure services and core maintenance. Gross profit margin in the services business improved to
19.2 percent compared with 17.3 percent a year ago. Services operating margin improved to 3.3 percent compared with 2.5 percent a year ago.

Unisys said its technology revenue and margins in the quarter were negatively impacted, as expected, by the ending of $18.8 million of quarterly royalty revenue from a 2005 intellectual property agreement with Nihon Unisys Limited
(NUL) that ended on March 31. Customer revenue in the company's technology segment declined 14 percent from the second quarter of 2007. Excluding the NUL royalty revenue in the year-ago period, technology revenue declined about 3 percent in the quarter. Gross profit margin in the technology business declined to 39.2 percent compared with 43.3 percent a year ago, while technology operating margin declined to (3.7) percent compared with (0.6) percent in the second quarter of 2007.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $52 million of cash from operations in the second quarter of 2008. In the year-ago quarter, the company generated $23 million of cash from operations, which included a tax refund of approximately $58 million. The company used approximately $22 million of cash in the second quarter of 2008 for restructuring payments compared to approximately $37 million in the year-ago period.

Capital expenditures in the second quarter of 2008 were $71 million compared to $84 million in the year-ago quarter. After deducting for capital expenditures, Unisys used $19 million of free cash in the quarter compared with free cash usage of $61 million in the second quarter of 2007.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. EDT to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialise in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com .

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to successfully implement its repositioning strategy; the company's ability to retain significant clients; the company's ability to grow outsourcing and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to continue to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the potential business and financial risk in implementing future acquisitions or dispositions; the potential for infringement claims to be asserted against the company or its clients and the possibility that pending litigation could affect the company's results of operations or cash flow. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
###

RELEASE NO.: 0723/8899
http://www.unisys.com/about__unisys/news_a_events/07238899.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months         Six Months
                            Ended June 30        Ended June 30
                          ------------------   ------------------
                            2008      2007       2008      2007
                          --------  --------   --------  --------
Revenue
  Services                $1,197.0  $1,208.6   $2,334.1  $2,361.5
  Technology                 143.0     167.1      307.2     362.2
                          --------  --------   --------  --------
                           1,340.0   1,375.7    2,641.3   2,723.7
Costs and expenses
  Cost of revenue:
    Services                 954.4     992.2    1,876.6   1,986.1
    Technology                81.8      84.1      167.7     180.8
                          --------  --------   --------  --------
                           1,036.2   1,076.3    2,044.3   2,166.9

Selling, general and
 administrative              251.0     247.4      483.5     492.0
Research and development      30.2      49.5       62.9      91.9
                          --------  --------   --------  --------
                           1,317.4   1,373.2    2,590.7   2,750.8
                          --------  --------   --------  --------
Operating profit (loss)       22.6       2.5       50.6     (27.1)

Interest expense              21.2      18.7       42.8      37.6
Other income
  (expense), net             (11.8)     (8.7)     (17.8)     16.8
                          --------  --------   --------  --------
Loss before income taxes     (10.4)    (24.9)     (10.0)    (47.9)
Provision for income taxes     3.6      40.6       27.4      14.0
                          --------  --------   --------  --------
Net Loss                    ($14.0)   ($65.5)    ($37.4)   ($61.9)
                          ========  ========   ========  ========
Loss per share
Basic                      ($  .04)  ($  .19)   ($  .10)  ($  .18)
                          ========  ========   ========  ========
Diluted                    ($  .04)  ($  .19)   ($  .10)  ($  .18)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    358,167   348,958    356,482   347,690
                          ========  ========   ========  ========
  Diluted                  358,167   348,958    356,482   347,690
                          ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2008
------------------
Customer revenue      $1,340.0              $1,197.0      $143.0
Intersegment                       ($51.0)       2.7        48.3
                      --------   --------   --------    --------
Total revenue         $1,340.0     ($51.0)  $1,199.7      $191.3
                      ========   ========   ========    ========

Gross profit percent     22.7%                 19.2%       39.2%
                      ========              ========    ========
Operating profit
  (loss) percent          1.7%                  3.3%       (3.7%)
                      ========              ========    ========
Three Months Ended
June 30, 2007
------------------
Customer revenue      $1,375.7              $1,208.6      $167.1
Intersegment                       ($47.4)       3.6        43.8
                      --------   --------   --------    --------
Total revenue         $1,375.7     ($47.4)  $1,212.2      $210.9
                      ========   ========   ========    ========

Gross profit percent     21.8%                 17.3%       43.3%
                      ========              ========    ========
Operating profit
  (loss) percent          0.2%                  2.5%       (0.6%)
                      ========              ========    ========

Six Months Ended
June 30, 2008
------------------
Customer revenue      $2,641.3              $2,334.1      $307.2
Intersegment                       ($94.7)       5.4        89.3
                      --------   --------   --------    --------
Total revenue         $2,641.3     ($94.7)  $2,339.5      $396.5
                      ========   ========   ========    ========

Gross profit percent     22.6%                 18.8%       41.1%
                      ========              ========    ========
Operating profit
  (loss) percent          1.9%                  2.8%       (1.4%)
                      ========              ========    ========
Six Months Ended
June 30, 2007
------------------
Customer revenue      $2,723.7              $2,361.5      $362.2
Intersegment                       ($87.5)       7.5        80.0
                      --------   --------   --------    --------
Total revenue         $2,723.7     ($87.5)  $2,369.0      $442.2
                      ========   ========   ========    ========

Gross profit percent     20.4%                 16.2%       43.3%
                      ========              ========    ========
Operating profit
  (loss) percent         (1.0%)                 0.8%        1.5%
                      ========              ========    ========

* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                          June 30,
                                           2008      December 31,
                                        (Unaudited)     2007
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $471.4       $830.2
 Accounts and notes receivable, net          991.1      1,059.2
 Inventories
   Parts and finished equipment               90.6         91.9
   Work in process and materials              73.5         79.2
 Deferred income taxes                        18.0         18.0
 Prepaid expense and other
   current assets                            155.9        133.7
                                        ----------   ----------
 Total                                     1,800.5      2,212.2
                                        ----------   ----------
Properties                                 1,374.8      1,336.9
 Less accumulated depreciation
   and amortization                        1,057.9      1,004.7
                                        ----------   ----------
 Properties, net                             316.9        332.2
                                        ----------   ----------
Outsourcing assets, net                      380.2        409.4
Marketable software, net                     254.0        268.8
Prepaid postretirement assets                570.5        497.0
Deferred income taxes                         93.8         93.8
Goodwill                                     203.7        200.6
Other long-term assets                       134.4        123.1
                                        ----------   ----------
 Total                                    $3,754.0     $4,137.1
                                        ==========   ==========
Liabilities and stockholders' equity
Current liabilities
 Notes payable                                $0.1         $0.1
 Current maturities of long-term debt          3.2        204.3
 Accounts payable                            373.3        419.6
 Other accrued liabilities                 1,162.2      1,272.0
                                        ----------   ----------
 Total                                     1,538.8      1,896.0
                                        ----------   ----------
Long-term debt                             1,060.3      1,058.3
Long-term postretirement liabilities         406.1        420.7
Other long-term liabilities                  358.4        395.5
Stockholders' equity
 Common stock                                  3.6          3.6
 Accumulated deficit                      (2,503.3)    (2,465.9)
 Other capital                             4,047.7      4,011.8
 Accumulated other comprehensive loss     (1,157.6)    (1,182.9)
                                        ----------   ----------
 Stockholders' equity                        390.4        366.6
                                        ----------   ----------
 Total                                    $3,754.0     $4,137.1
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                             Six Months Ended
                                                  June 30
                                           --------------------
                                             2008        2007
                                           --------    --------
Cash flows from operating activities
Net loss                                     ($37.4)     ($61.9)
Add (deduct) items to reconcile
 net loss to net cash provided by
 (used for) operating activities:
Employee stock compensation expense            11.9         5.5
Company stock issued for U.S. 401(k) plan      23.9        23.0
Depreciation and amortization
 of properties                                 53.7        56.9
Depreciation and amortization of
 outsourcing assets                            83.9        70.6
Amortization of marketable software            60.9        62.1
Disposals of capital assets                     5.6          .3
Gain on sale of assets                                    (23.1)
Decrease in receivables, net                   89.4       136.0
Decease (increase) in inventories               9.8        (9.0)
Decrease in accounts payable
 and other accrued liabilities               (207.2)     (250.5)
Decrease in other liabilities                 (16.6)      (50.9)
Increase in other assets                      (80.8)      (39.9)
Other                                           5.2         (.2)
                                            -------     -------
Net cash provided by (used for)
  operating activities                          2.3       (81.1)
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  3,276.9     3,942.4
 Purchases of investments                  (3,306.5)   (3,941.0)
 Investment in marketable software            (45.4)      (48.9)
 Capital additions of properties              (32.1)      (39.8)
 Capital additions of outsourcing assets      (58.6)      (78.5)
 Purchases of businesses                       (1.8)       (1.6)
 Proceeds from sale of assets                              27.7
                                            -------     -------
Net cash used for investing activities       (167.5)     (139.7)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings                     (.6)
 Proceeds from exercise of stock options                   11.3
 Payments of long-term debt                  (200.0)
 Financing fees                                 (.8)
                                            -------     -------
Net cash (used for) provided by financing
  activities                                 (200.8)       10.7
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           7.2        11.5
                                            -------     -------
Decrease in cash and cash
  equivalents                                (358.8)     (198.6)
Cash and cash equivalents, beginning of
 period                                       830.2       719.3
                                            -------     -------
Cash and cash equivalents, end of period     $471.4      $520.7
                                            =======     =======